Exhibit 3.241

ARTICLES OF INCORPORATION

OF

NORTH FLORIDA IMMEDIATE CARE CENTER, INC.

We, the undersigned, hereby agree to organize a corporation under the Florida Business Corporation Act, with Articles of Incorporation as follow:

FIRST: The name of the Corporation is NORTH FLORIDA IMMEDIATE CARE CENTER, INC.

SECOND: The address of the principal office of the Corporation is One Park Plaza, Nashville, TN 37203 and the nailing address of the Corporation is P.O. Box 550, Nashville, TN 37202.

THIRD: The aggregate number of shares which the Corporation shall have authority to issue is One Thousand (1,000) of the par value of One Dollar ($1.00) each.

FOURTH: The address of the registered office of the Corporation is 110 North Magnolia Street, Tallahassee, Florida 32301 and the name of its registered agent at the registered office is The Prentice-Hall Corporation System, Inc.

The written acceptance of said initial registered agent, as required in Section 607.0501(3) of the Florida Business Corporation Act is set forth following the signatures of the incorporators and is made a part of these Articles of Incorporation.

FIFTH: The name and address of each incorporator is:

NAME	MAILING ADDRESS
Sharon M. Parker	One Park Plaza Nashville, TN 37203

Bettye D. Daugherty	One Park Plaza Nashville, TN 37203

SIXTH: No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; provided that this provision shall not eliminate or limit the liability of any director (i) for breach of the director’s duty of loyalty to the Corporation or its shareholders, or (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law.

IN WITNESS WHEREOF, we have hereunto set our hands this 7th day of April, 1993.

Sharon M. Parker, Incorporator

Bettye D. Daugherty, Incorporator

RE:	NORTH FLORIDA IMMEDIATE CARE CENTER, INC. (FLORIDA DOMESTIC)

Registered agent’s acceptance:

Having been named as registered agent to accept service of process for the above stated corporation at the place designated in these Articles of Incorporation, I hereby accept the appointment as registered agent and agree to act in this capacity. I further agree to, comply with the provisions of all statutes relative to the proper and complete performance of my duties, and I am familiar with and accept the obligations of my position as registered agent.

The Prentice-Hall Corporation system, Inc.

By:
Charles A. Coyle

DATED: April 8, 1993.

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